Exhibit 99.1

[LOGO OF EDGAR(R) ONLINE (R)]

FOR IMMEDIATE RELEASE
---------------------                                   CONTACT
                                                        Greg Adams
                                                        COO and CFO
                                                        EDGAR(R) Online(R), Inc.
                                                        (203) 852-5666
                                                        gadams@edgar-online.com

                  EDGAR(R) ONLINE(R) THIRD QUARTER SUBSCRIPTION
                           AND DATA SALES INCREASE 16%

                           TOTAL REVENUES INCREASE 7%

SOUTH NORWALK, Conn. -- November 1, 2005 -- EDGAR(R) Online(R), Inc. (Nasdaq:
EDGR), today announced that its core business - subscription and data sales - increased 16% to $3.4 million for the third quarter ended September 30, 2005, compared to $2.9 million for the same period last year. Total revenue increased 7% to $3.5 million for the third quarter of 2005, compared to $3.2 million for the third quarter of 2004 despite a 72%, or $228,000 decrease in the Company's non-core business - technical services and advertising and e-commerce. EDGAR Online is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.

Deferred revenue increased 34% to $3.7 million in the third quarter of 2005, compared to $2.8 million in the third quarter of 2004. Deferred revenue represents amounts already billed to customers that will be recognized as revenue in future quarters as the Company's subscription and data products are utilized.

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EDGAR(R) ONLINE(R), INC.
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Susan Strausberg, EDGAR Online's president and CEO, said, "Our core business continues to deliver solid growth and consistent high gross margins. Our customers in the financial services, corporate and advisory markets have expressed great interest and have provided positive feedback regarding our new I-Metrix suite of products. From a financial perspective, we expect success from our hard work will start to be recognized in 2006 and then accelerate in 2007 and onward. We are moving closer to our goal of delivering full data sets to the market and with the introduction of I-Metrix are better positioned to drive long-term shareholder value."

Gross margins were consistent at 86% for both the current quarter and the same quarter of the prior year. EDGAR Online expects gross margins to continue to exceed 80% in the future.

Operating loss was ($1.6 million) for the third quarter of 2005, compared to an operating loss of ($736,000) for the same quarter last year. Net loss for the third quarter was ($1.5 million) or ($0.06) per share, compared to a net loss of ($720,000) or ($0.03) per share in the same quarter last year. The increases in operating and net losses from the prior year reflect the Company's continued increases in product development and sales and marketing expenses associated with the launch of the I-Metrix suite of products.

Revenue increased 10% to $10.6 million for the nine months ended September 30, 2005, compared to $9.6 million for the same period last year despite a 40%, or $450,000, decrease in the Company's non-core business - technical services and advertising and e-commerce. Net loss was ($3.7 million) or ($0.16) per share for the nine months ended September 30, 2005, compared to a net loss of ($2.4 million) or ($0.12) per share in the same period a year ago.

At September 30, 2005, cash totaled $6.2 million compared to $4.7 million at December 31, 2004. The Company has no debt other than normal operating payables and accrued expenses.

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EDGAR(R) ONLINE(R), INC.
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KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                                            Quarter Ended             Nine Months Ended
                                      ------------------------    ------------------------
                                         3Q'05         3Q'04         3Q'05         3Q'04
                                      ----------    ----------    ----------    ----------
Seat-based Subscriptions              $    2,102    $    1,775    $    6,038    $    5,095
Data Sales                                 1,274         1,145         3,867         3,402
Technical Services                            47           204           376           617
Advertising and E-commerce                    42           113           297           506
                                      ----------    ----------    ----------    ----------
Total Revenues                        $    3,465    $    3,237    $   10,578    $    9,620

Net Loss                              $   (1,501)   $     (720)   $   (3,720)   $   (2,363)
Interest Income                              (52)          (16)          (99)          (23)
                                      ----------    ----------    ----------    ----------
Operating Loss                        $   (1,553)   $     (736)   $   (3,819)   $   (2,386)
Amortization and Depreciation                500           556         1,445         1,744
                                      ----------    ----------    ----------    ----------
EBITDA                                $   (1,053)   $     (180)   $   (2,374)   $     (642)

Net Loss per share                    $    (0.06)   $    (0.03)   $    (0.16)   $    (0.12)
EBITDA per share                      $    (0.04)   $    (0.01)   $    (0.10)   $    (0.03)

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") has adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses that are not indicative of its core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate EBITDA in the same manner, the Company's definition of EBITDA might not be consistent with that of other companies.

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EDGAR(R) ONLINE(R), INC.
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THIRD QUARTER CONFERENCE CALL REMINDER

EDGAR Online will hold its quarterly conference call to review results for the third quarter ended September 30, 2005 today, Tuesday, November 1, 2005, at 5 p.m. EST. Susan Strausberg, president and CEO, and Greg D. Adams, COO and CFO, will host the call. To participate, please call: (800) 938-0653 (toll-free for domestic callers) or (973) 935-2408 (international callers). The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor/. Investors also have the option of calling
(877) 519-4471 (domestic) or (973) 341-3080 (international), digital PIN 6563426, for the teleconference replay, which will be available for approximately one week beginning at 7 p.m. EST November 1, 2005.

ABOUT EDGAR(R) ONLINE(R), INC.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) risks in connection with acquisitions, (viii) the time and expense involved in such development activities, (ix) the level of demand and market acceptance of our services and
(x) changes in our business strategies.

EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

                             FINANCIAL TABLES FOLLOW

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EDGAR(R) ONLINE(R), INC.
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                               EDGAR ONLINE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                              THREE MONTHS ENDED          NINE MONTHS ENDED
                                                 SEPTEMBER 30,              SEPTEMBER 30,
                                           ------------------------    ------------------------
                                              2005          2004          2005           2004
                                           ----------    ----------    ----------    ----------
                                                  (unaudited)                (unaudited)
Revenues:
      Seat-based subscriptions             $    2,102    $    1,775    $    6,038    $    5,095
      Data sales                                1,274         1,145         3,867         3,402
      Technical services                           47           204           376           617
      Advertising and e-commerce                   42           113           297           506
                                           ----------    ----------    ----------    ----------
Total revenues                                  3,465         3,237        10,578         9,620

Total cost of sales                               487           450         1,537         1,419
                                           ----------    ----------    ----------    ----------
 Gross profit                                   2,978         2,787         9,041         8,201

Sales and marketing                             1,210           632         3,495         1,876
Product development                               697           369         1,783         1,135
General and administrative                      2,124         1,966         6,137         5,832
Amortization and depreciation                     500           556         1,445         1,744
                                           ----------    ----------    ----------    ----------
Total operating expenses                        4,531         3,523        12,860        10,587

      Operating loss                           (1,553)         (736)       (3,819)       (2,386)

Interest and other income, net                     52            16            99            23
                                           ----------    ----------    ----------    ----------
      Net loss                             $   (1,501)   $     (720)   $   (3,720)   $   (2,363)
                                           ==========    ==========    ==========    ==========
Weighted average shares outstanding -
basic and diluted                              24,957        22,442        23,616        19,528

Net loss per share - basic and diluted     $    (0.06)   $    (0.03)   $    (0.16)   $    (0.12)

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EDGAR(R) ONLINE(R), INC.
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                               EDGAR ONLINE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                      SEPTEMBER 30,    DECEMBER 31,
                                                          2005             2004
                                                     -------------    -------------
                                                       (unaudited)
                       ASSETS

Cash and short term investments                      $       6,194    $       4,678
Accounts receivable, net                                     2,671            1,895
Other assets                                                   391              329
                                                     -------------    -------------
       Total current assets                                  9,256            6,902

Property and equipment, net                                  1,022            1,138
Goodwill                                                     2,189            2,189
Intangible assets, net                                       7,001            7,936
Other assets                                                 1,259              441
                                                     -------------    -------------
       Total assets                                  $      20,727    $      18,606

     LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                $       1,852    $       1,612
Deferred revenues                                            3,676            2,581
                                                     -------------    -------------
       Total current liabilities                             5,528            4,193

Stockholders' equity:
Common stock                                                   261              226
Treasury stock                                              (1,881)          (1,881)
Additional paid-in capital                                  66,849           62,378
Accumulated deficit                                        (50,030)         (46,310)
                                                     -------------    -------------
       Total stockholders' equity                           15,199           14,413

       Total liabilities and stockholders' equity    $      20,727    $      18,606

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